Exhibit 10.9

EMPLOYEE INCENTIVE PLAN
(Amended and Restated as of October 1, 2019)

I.PURPOSE

This Employee Incentive Plan (this “Plan”) is designed to support FormFactor, Inc. (the “Company”) in being competitive within the industry to attract and retain key talent and to provide an incentive, in addition to other compensation, to those employees of the Company who have the opportunity to influence achievement of important corporate objectives and Company growth. In addition, this Plan is to closely align the interests of participating employees with Company and stockholder interests, and is intended as a primary purpose to encourage and induce continued employment of eligible employees with the Company.

Participants in this Plan may include the Company’s executives, senior vice presidents, vice presidents, senior directors, directors, managers and other full-time employees not on the Sales Incentive Plan as determined by the chief executive officer, chief financial officer and senior human resources executive.

II.BONUS AWARDS

Bonus awards under this Plan are payable as wages, less any applicable withholdings. Actual bonus awards are based on achievement of the corporate objective(s) and business unit objective(s). The chief executive officer, chief financial officer, and senior human resources executive shall determine the period during which the corporate objective(s) and business unit objective(s) are to be measured (the “Measurement Period”). Typically, this will be a quarterly Measurement Period aligned with the Company’s fiscal quarters with quarterly payment periods. However, the measurement or payment periods may be an annual period, a six-month period, a quarterly period or any such other period approved in advance by the chief executive officer, chief financial officer, and senior human resources executive. Specific bonus target percentages, expressed as a percentage of annual base salary for exempt employees and as a percentage of gross wages for non-exempt employees (as defined below), and actual bonus awards for the chief executive officer and participants directly reporting to the chief executive officer will be determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”). For the purposes of this Plan, exempt employees are those who are not overtime eligible under controlling law and non-exempt employees are those who are overtime eligible under controlling law. Bonus target percentages may be different for each participant.

Each employee’s bonus will be based upon a “Bonus Target” which is the product of their gross earnings (exclusive of housing or car allowances, bonuses, equity compensation, benefits, reimbursed expenses, and similar items) during the measurement period (“EE$”) multiplied by the employee’s target bonus percentage (“Bonus %”). The authorized communication of an employee’s target bonus percentage to the employee is a condition precedent to the employee’s eligibility to receive a bonus award under the Plan.

For employees within the business unit organizations (i.e., Probes BU and Systems BU), fifty percent of the Bonus Target will then be multiplied by the Corporate Objective(s) achievement percentage (“Corporate %”) and fifty percent of the Bonus Target will then be multiplied by the Business Unit achievement percentage (“Business Unit %”) to achieve the participant’s final bonus amount (“Final Bonus”).

EE$ * Bonus % = Bonus Target

Bonus Target * 50% * Corporate % = Corporate Portion

Bonus Target * 50% * Business Unit % = Business Unit Portion Corporate Portion + Business Unit Portion = Final Bonus
For employees within the corporate functions (e.g., marketing, human resources, sales, service, finance and accounting) who do not participate in the Sales Incentive Plan, one hundred percent of the Bonus Target will be multiplied by the Corporate % to determine the participant’s Final Bonus.

EE$ * Bonus % = Bonus Target

Bonus Target * 100% * Corporate % = Final Bonus

III.OBJECTIVES

The objective(s) for any given Measurement Period of this Plan, including any threshold, target, and maximum levels for each objective(s), shall be determined by the chief executive officer, chief financial officer and senior human resources executive and approved by the Committee. There may be one or more objectives and these objectives may include various financial, operational and other measures of corporate and business unit performance, all as defined by the chief executive officer, chief financial officer and senior human resources executive and approved by the Committee. Different objectives and measures may be used for different participating employee groups (product groups, executives, corporate, etc.). The communication of the EIP achievement table by the chief executive officer setting forth the corporate or business unit objectives applicable to the Measurement Period is a condition precedent to any bonus award being payable under this Plan in respect of such Measurement Period.

For Measurement Periods where multiple objectives are used within one participating employee group, the weight of each objective shall be determined by the chief executive officer, chief financial officer and senior human resources executive and approved by the Committee. The Committee may require that the Company must achieve certain minimum performance in an applicable Measurement Period as a condition for any bonus awards under this Plan to be payable in such Measurement Period. Participants may have the potential to receive bonus amounts above the Bonus Target if the Company exceeds certain performance targets as determined by the Committee.

After the end of each Measurement Period the Committee shall approve whether the objective(s) for such period were achieved and, if so, the level of achievement of such objective(s).

V.GROSS EARNINGS

The gross earnings (exclusive of housing or car allowances, bonuses, equity compensation, benefits, reimbursed expenses, and similar items), except as provided in any local sub-plan for non-U.S. employees, earned by a participant in the applicable Measurement Period will be used for calculating the bonus award payable in relation to such Measurement Period.

VI.MISCELLANEOUS PROVISIONS

A. Administration

The Committee has full power and authority to administer and interpret this Plan and to adopt such rules and regulations consistent with the terms of this Plan as such committee may deem necessary or advisable to carry out the provisions of this Plan. All determinations and interpretations of the Committee or its authorized designees with respect to the exercise of their respective responsibilities shall be binding on the participants.

B. Eligibility; Termination of Employment

In order to be eligible for a bonus award under this Plan, an employee must be a full-time or part-time employee, in good standing and employed with the Company on the payment date of the applicable bonus period. This is consistent with one of the primary purposes of the Plan to induce continued employment of the eligible employees. Eligible participants who enter the Plan during a Measurement Period will only be eligible to receive bonus payments starting with their first full Measurement Period.

C. Change in Control of Company

In the event of (1) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary or a reincorporation of the Company in a different jurisdiction), (2) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (3) the sale of substantially all of the assets of the Company, or (4) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, all bonus awards will be deemed to have been earned at 100% of the Bonus Target value for the Measurement Period (and for the next consecutive Measurement Period if it falls within the same fiscal year) in which such change of control of the Company is consummated and will be paid to the eligible participants immediately prior to the change of control.

D. Transfer of Rights

The rights and interests of a participant under this Plan may not be assigned or transferred, except for bonus awards that are payable to a participant under this Plan, which may be assigned or transferred by will and the laws of descent or distribution.

E. Right to Employment

Employment at the Company is at-will. Participation in this Plan shall not confer on any employee the right to continued employment in the same or any other capacity, nor shall this Plan interfere with the right of the Company to discharge any participant at any time for any reason with or without cause or advance notice.

F. Rights to Plan

No employee or other person shall have any claim or right to be granted a bonus award under this Plan, nor shall participation in this Plan in one Measurement Period grant any right to participate in this Plan in any subsequent Measurement Period. Notwithstanding anything in this Plan to the contrary, the Chief Executive Officer, Chief Financial Officer and Committee shall have the power to terminate any individual’s participation in this Plan or to reduce the bonus award payable to any participant (or to determine that no bonus award shall be payable to such participant) prior to the time the amount otherwise would have become payable under this Plan.

G. Withholding

The Company shall have the right to deduct from each bonus award paid under this Plan any taxes or other withholdings required by law, or any 401(k), employee stock purchase plan or other benefit elections previously approved in writing by a participant to be withheld with respect to such awards.

H. Unallocated Funds

Monies that are not determined to be payable under this plan, as determined by the Committee, will be retained by the Company’s without any obligation hereunder.

I. Duration, Amendment, Suspension and Termination

This Plan is applicable to each Measurement Period beginning on and after September 1, 2019. Each plan year shall be the Company’s fiscal year. The Committee reserves the right to amend or suspend this Plan, in whole or in part, or terminate this Plan at any time with respect to the current or any subsequent Measurement Period.